HomeStreet, Inc. Reports Third Quarter 2014 Results
Net Income of $5.0 Million, or $0.33 per Diluted Share
Announced Merger Agreement with Simplicity Bancorp
SEATTLE – October 27, 2014 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today announced net income of $5.0 million, or $0.33 per diluted share, for the third quarter of 2014, compared to net income of $9.4 million, or $0.63 per share, for the second quarter of 2014 and net income of $1.7 million, or $0.11 per share, for the third quarter of 2013.
On September 29, 2014, HomeStreet announced plans to merge with Simplicity Bancorp, Inc., a Maryland corporation and savings and loan holding company headquartered in Covina, California. HomeStreet will be the surviving company in the merger. Immediately following the merger, Simplicity Bank, a federally chartered savings bank institution, will merge with HomeStreet Bank. The transaction, structured as a stock-for-stock merger, is expected to have a total value of approximately $128.0 million as of the announcement date. On a pro forma basis, the combined company will have approximately $4.11 billion in assets, total deposits of approximately $3.07 billion and total loans of approximately $3.07 billion as of June 30, 2014. At the time of the anticipated closing, the combined company is expected to have a network of more than 100 retail deposit branches and stand-alone lending centers in six states. Upon completion of the merger, the resulting bank will operate under the HomeStreet Bank name and brand. The transaction is expected to be completed in the first quarter of 2015, after obtaining certain approvals of the shareholders of each company and the necessary regulatory approvals.

“In the quarter, we took important steps in executing our strategy to grow our business and diversify earnings,” said HomeStreet President and CEO Mark K. Mason. “We are pleased with the strong growth of over 8% in interest-earning assets in the quarter. Loan commitments were up 19% from the prior quarter, making this our strongest quarter to date. All lending groups contributed to this growth, particularly commercial real estate and residential construction. Additionally, single family mortgage closed loan volume was up almost 18% over the second quarter, despite current challenges in the industry.

“In the quarter, we announced our plans to acquire Simplicity Bancorp, a seven-branch, $879 million asset retail bank in Southern California. We believe this acquisition will give us a strong consumer foothold in one of the largest markets in the nation and will provide us with a solid foundation on which we hope to build a regional commercial banking franchise to complement our growing mortgage banking business.”

For details and the complete earnings release, please refer to the Company’s investor relations website at http://ir.homestreet.com as well as the Form 8-K filing at www.sec.gov.

Contact:	Investor Relations & Media:
HomeStreet, Inc.
Terri Silver, 206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com